Exhibit 99.1

Contact: Kendra Kimmons Managing Director of Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Welcomes Gary D. Willis as New Chief Financial Officer

BATON ROUGE, La., December 20, 2016 – Amedisys, Inc. (NASDAQ:AMED), a leading home health, hospice and personal care company, announced today that respected financial leader Gary D. Willis will join the Company as Chief Financial Officer effective January 3, 2017, and Ronald A. LaBorde will continue in his role as Vice Chairman until his retirement on April 2, 2017.

Willis is a senior financial executive with more than 25 years of experience, including 14 years in the healthcare industry. In his role as Chief Financial Officer, Willis will further drive stakeholder value by overseeing Amedisys’ financial operations, capital and financing strategies, accounting, public reporting (SEC) and investor relations for the Company.

“Gary’s financial expertise and experience in healthcare makes him an excellent addition to our executive team,” said President and CEO Paul Kusserow. “I would also like to acknowledge the many contributions Ronnie has made here at Amedisys. I’m appreciative that he is staying on through April 2 to ensure a seamless transition before his well-earned retirement.”

“I am excited to join Amedisys given the opportunity we have of becoming the industry leader in providing the highest quality of healthcare in the home,” stated Gary Willis. “Ronnie, SVP of Finance and Accounting Scott Ginn and their teams have done an excellent job in positioning the company for the future and I look forward to working with this talented group of people to continue the future success of Amedisys.”

Most recently, Willis served as Executive Vice President and Chief Financial Officer for Capella Healthcare Inc., based in Franklin, Tennessee. In addition to overseeing all financial operations of its acute care hospital facilities, Willis also guided the transition of the company from private equity ownership to an innovative capital structure with a public real estate investment trust.

Prior to Capella Healthcare, Willis served as Chief Financial Officer for Martin Ventures. He oversaw the financial aspects of the investment firm which focuses on equity and debt investments in young, high growth businesses, primarily in healthcare and technology.

Willis has also served as Senior Vice President and Chief Accounting Officer for Vanguard Health Systems, Inc., a Fortune 500 public healthcare company with revenues of $6 billion operating hospitals, health plans and related businesses; and Senior Vice President and Chief Accounting Officer for LifePoint, Health, Inc., a publicly-held healthcare services company.

A Certified Public Accountant, Gary earned his bachelor’s degree in accounting from Western Kentucky University.

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About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.